Exhibit (h)(2)


                                 BROKER DEALER
                               SELLING AGREEMENT


     THIS BROKER DEALER SELLING AGREEMENT ("Agreement") made and entered into between ALPS Distributors, Inc. ("ADI"), a Colorado corporation having its principal place of business at 1625 Broadway, Suite 2200, Denver, Colorado 80202, and ___________________________ having its principal place of business at <<Address_1>>, <<City>>, <<State>> <<Postal_Code>> (hereinafter "Broker/Dealer").

     WHEREAS, Broker/Dealer desires to enter in this Agreement with ADI to sell shares of The Campbell Multi-Strategy Trust (the "Trust"), a registered closed-end, non-diversified management investment company. The Trust is offering common units of beneficial interest in the Trust (the "Shares") as of the first business day of each month in a continuous private placement to eligible investors. The Shares have not been registered under the Securities Act of 1933 (the "Securities Act), and are offered privately pursuant to the exemption from such registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Eligible investors who purchase
Shares and are admitted to the Trust will become shareholders of the Trust
(the "Shareholders"). Broker/Dealer will provide sales related and continuing personal services to customers/Shareholders. ADI is the principal underwriter and agent for the Trust.

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.   Sale of Shares.

     (a) Broker/Dealer is hereby appointed as a non-exclusive selling agent of the Trust during the term herein specified for the purpose of finding suitable investors for Shares as described herein. Subject to the performance by ADI of its obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties of the Trust contained herein, Broker/Dealer hereby accepts such agency and agrees to the terms and conditions set forth herein and in the Trust's confidential private offering memorandum, as it may be amended or supplemented from time-to-time (the "Offering Memorandum") and to use reasonable efforts during the term hereof to find suitable investors and to provide ongoing services to such investors for the duration of their investments. It is understood that Broker/Dealer has no commitment with regard to the sale of the Shares other than to use reasonable efforts and shall not prevent Broker/Dealer from acting as a selling agent for the securities of other issuers that may be offered or sold during the term hereof. Broker/Dealer's agency relationship with ADI hereunder shall continue until the termination of this Agreement. Any sales of a Shares made prior to the date hereof by Broker/Dealer shall be deemed made pursuant to this Agreement.

     (b) In offering and selling Shares to Broker/Dealer's customers, Broker/Dealer shall in no transaction have any authority to act or hold itself out as agent for ADI or the Trust - other than as a selling agent of the Trust. ADI acknowledges that


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          customers of Broker/Dealer who purchase Shares are the
          Broker/Dealer's customers. Broker/Dealer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers, Inc. ("NASD").

     (c) Broker/Dealer agrees to offer and sell Shares to Broker/Dealer's customers only at net asset value per share, as described in the Offering Memorandum. Broker/Dealer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of Shares, a copy of the Offering Memorandum.

     (d) All orders are subject to acceptance or rejection by ADI in its sole discretion. ADI reserves the right, at its discretion and without notice to the Broker/Dealer, to suspend sales or to withdraw the offering of the Shares, in whole or in part, or to make a limited offering of the Shares. The minimum dollar amounts for purchase of the Shares for any Shareholder shall be the applicable minimum amount described in the Offering Memorandum and no order for less or more than, as the case may be, such amount will be accepted hereunder. Broker/Dealer hereby expressly acknowledges and agrees that the Shares are to be offered and sold only to investors who are both "accredited investors," as define in Rule 501 under the Securities Act and "qualified clients," as defined in Rule 205-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Rule 506 thereunder (a "Private Placement"). Broker/Dealer hereby represents and warrants that it is familiar with the requirements of a Private Placement and hereby covenants that Broker/Dealer will not take or refrain from taking any action that could be reasonably expected to jeopardize the Private Placement of the Trust's shares.

     (e) The transmission of orders will be governed by instructions that ADI will periodically issue to Broker/Dealer. Broker/Dealer customers must pay for Shares in 'Federal Funds,' and ADI must receive Broker/Dealer customer payment on or before subscription date established in accordance Offering Memorandum. If ADI does not receive Broker/Dealer customer payment on or before such subscription date, ADI may, without notice, cancel the sale. Broker/Dealer will be responsible for reasonable costs associated with failure to make payment as required and ADI will be responsible for reasonable costs associated with failure to accept payment when made as required.

     (f) Broker/Dealer agrees to use the form of the subscription agreement provided with the Offering Memorandum as the means of placing a customer's order. The application will be reviewed by ADI or the Trust to determine that all information necessary to issue Shares has been entered. Broker/Dealer hereby certifies that all of Broker/Dealer customers' have certified that their taxpayer identification numbers ("TIN") or social security numbers ("SSN") furnished to ADI or the Trust by Broker/Dealer are correct. ADI or the Trust will not open an account


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          without Broker/Dealer providing the Trust's transfer agent
          ("Transfer Agent") with the customer's TIN or SSN.

     (g) Broker/Dealer, ADI and the Trust will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder. Broker/Dealer will not offer shares of the Trust for sale in any manner or by any means that could reasonably be expected to cause Shares to be required to be registered under the Securities Act or any state securities or "blue sky" laws.

     (h) Any transaction in Shares shall be effected and evidenced by book-entry on the records maintained by the transfer agent. A confirmation statement evidencing transactions in Shares will be transmitted to Broker/Dealer customer's by the transfer agent.

2.   Account Options.

     (a) At the time of each transaction, Broker/Dealer represents that its' customers have represented to them that they are of legal age and are legally authorized to purchase Shares.

     (b) Unless otherwise instructed by ADI or the Transfer Agent, Broker/Dealer may instruct the Transfer Agent to record Shares purchased in Broker/Dealer name and account as nominee for Broker/Dealer's customers or in customers name directly, in which event the Offering Memorandum, proxy statements, periodic reports, and other printed material will be sent to Broker/Dealer, and all confirmations and other communications to Shareholders will be transmitted to Broker/Dealer. Broker/Dealer shall be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whom Broker/Dealer holds such Shares as nominee. However, the Transfer Agent or the Trust shall be responsible for the reasonable costs associated with Broker/Dealer forwarding such printed material, confirmations, and communications and shall reimburse Broker/Dealer in full for such costs. Broker/Dealer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Broker/Dealer is holding such Shares. With respect to customers other than such customers, Broker/Dealer shall provide ADI with all information (including, without limitation, certification of TINs and back-up withholding instructions) necessary or appropriate for ADI to comply with any legal and regulatory reporting requirements.

3.   Broker/Dealer Compensation.

     (a) Broker/Dealer compensation, if any, on Broker/Dealer's sales of Shares will be offered as described in the Offering Memorandum or in the applicable schedule of concessions issued by ADI and in effect at the time of ADI sale to Broker/Dealer.


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          Upon written notice to Broker/Dealer, ADI or the Trust may change or discontinue any schedule of concessions, or issue a new schedule.

     (b) Broker/Dealer shall furnish to ADI or the Trust such information in writing as shall reasonably be requested by the Trust's Board of Trustees ("Trust's Board") with respect to the fees paid to Broker/Dealer pursuant to this Agreement.

     (c) ADI may discontinue paying compensation to Broker/Dealer if, at any time, (i) Broker/Dealer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Broker/Dealer breaches any representation, warranty or covenant contained in this Agreement, as determined by ADI in its sole discretion. Notwithstanding the foregoing, Broker/Dealer shall not be entitled to any compensation in respect of a sale to any investor if ADI determines that another authorized selling agent of ADI is primarily responsible for or should otherwise be credited with such sale. In making this determination, ADI will endeavor to act fairly. Any dispute regarding compensation shall be conclusively resolved by ADI.

     (d) The provisions regarding Broker/Dealer compensation may be terminated by the vote of a majority of the Trust's Board who are not interested persons of the Trust, or by a vote of a majority of a Trust's outstanding Shares, on sixty (60) days' written notice, without payment of any penalty. Such provisions will be terminated also by any act that terminates this Agreement and shall terminate automatically in the event of the assignment (as that term is defined in the 1940 Act) of this Agreement unless agreed to in writing by the parties.

4.   Broker/Dealer Representations.

     (a) Broker/Dealer represents and warrants that Broker/Dealer is and will remain a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") throughout the term of this Agreement, and agrees to abide by all of its applicable rules and regulations including its Rules of Conduct. Broker/Dealer further agrees to comply with all applicable state and federal laws and rules and regulations of regulatory agencies having jurisdiction. The termination of Broker/Dealer's membership in the NASD will immediately and automatically terminate this Agreement. Broker/Dealer further represents that Broker/Dealer is qualified to act as a broker/dealer in the states where Broker/Dealer transacts business.

     (b) Broker/Dealer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, memberships, and licenses required to perform Broker/Dealer's obligations under this Agreement and to receive compensation, if any, and Broker/Dealer will maintain all relevant registrations, memberships, and licenses during the term of this Agreement.


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     (c)  Nothing in this Agreement shall cause Broker/Dealer to be ADI's partner, employee, or agent (other than a selling agent), or give Broker/Dealer any authority to act for ADI. Neither ADI nor the Company shall be liable for any of Broker/Dealer's acts or obligations under this Agreement.

5.   ADI Representations.

     (a) ADI represents and warranties that it will comply with all consents, approvals, authorizations, orders, registrations or qualifications of or with any such court or governmental agency or body required for the issuance and sale of the Shares or the consummation by the Trust of the transactions contemplated by this Agreement.

     (b) ADI agrees to comply with all applicable state and federal laws and rules and regulations of regulatory agencies having jurisdiction over any aspect covered by this Agreement.

     (c) ADI represents and warrants that all appropriate and necessary organizational and legal action has been duly and validly taken to authorize the execution and delivery of this Agreement by ADI and the performance by ADI of all provisions, conditions, covenants or other terms herein.

     (d) ADI represents and warrants that the Shares have been duly authorized and, when issued and delivered against payment as contemplated by the Agreement, will be validly issued interests in the Trust, will be fully paid, and will conform to the description thereof contained in the Offering Memorandum.

6.   Information Relating to the Shares.

     (a) No person is authorized to make any representations concerning the Shares except those contained in the Trust's Offering Memorandum, and in buying Shares from ADI for customers hereunder, Broker/Dealer shall rely solely on the representations contained herein and in the Offering Memorandum and any supplemental information/communications provided to Broker/Dealer by ADI. Upon Broker/Dealer's request, ADI will furnish Broker/Dealer with a reasonable number of copies of the Offering Memorandum.

     (b) Broker/Dealer may not use any sales literature or advertising material concerning Shares, other than the Offering Memorandum or such printed information that is given to Broker/Dealer by ADI, without first obtaining ADI's written approval. Broker/Dealer shall not distribute or make available to the general public any information regarding the Trust.

7. Indemnification. ADI and Broker/Dealer (each an "Indemnifying Party") will indemnify and hold the other party and its directors/trustees, officers, employees, and agents harmless from any claim, demand, loss, expense (including reasonable attorney's fees), or cause of action resulting from the willful misconduct or negligence, as measured by industry standards, of the


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Indemnifying Party, its directors/trustees, officers, employees and agents, in carrying out its obligations under this Agreement. This provision will survive the termination of this Agreement.

8. Duration. This Agreement will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of the Trust's Trustees who are not interested persons (as defined in the 1940 Act), or a majority of the outstanding Shares of the Trust, vote to terminate this Agreement. This Agreement will continue in effect from year to year after its effective date, unless terminated as provided herein.

9. Amendment and Termination of Agreement. Either party to this Agreement may terminate the Agreement without cause by giving the other party at least thirty (30) days' written notice of its intention to terminate. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement may not be changed or amended by either party unless both parties agree to the change/amendment in writing.

10. Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with the NASD's Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys' fees and arbitration costs between ADI and Broker/Dealer. The arbitrators' award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

11. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same day delivery (with a confirming copy by mail). All notices to ADI shall be given or sent to ADI at ADI offices located at 1625 Broadway, Suite 2200, Denver, Colorado 80202, Attn: General Counsel. All notices to Broker/Dealer shall be given or sent to Broker/Dealer to the attention of Robert Franklin at the address specified by Broker/Dealer herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

12. Anti-Money Laundering Program. Broker/Dealer hereby certifies that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA Patriot Act"); (ii) Broker/Dealer has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under sec. 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; (iii) Broker/Dealer will cooperate with ADI and deliver information reasonably requested by the ADI concerning Shareholders that purchased Shares sold by Broker/Dealer necessary for ADI or the Trust to comply with the USA Patriot Act; and (iv) Broker/Dealer will notify ADI, in writing, if it is found by an independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the USA Patriot Act, any regulation implementing the USA Patriot Act, or its anti-money laundering program relating to this Agreement.


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     Notwithstanding anything to the contrary, if Broker/Dealer is exempt from the requirement to develop, implement, and maintain anti-money laundering policies that comply with USA Patriot Act Broker/Dealer agrees to cooperate with ADI or the Trust and deliver information reasonably requested by ADI or the Trust concerning Shareholders that purchased Shares through Broker/Dealer necessary for ADI and the Trust to comply with either's internal policies, the USA Patriot Act and relevant rules and regulations.

     Broker/Dealer acknowledges that ADI or the Trust may reject or refuse orders for the sale of Shares with respect to customers for which Broker/Dealer serves as nominee if Broker/Dealer has not adopted and does not implement anti-money laundering policies and procedures as required by the USA Patriot Act.

13. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding customers/Shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Broker/Dealer delivers to customers/Shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

14. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of Shares or any other subject covered by this Agreement.

15. Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

16. Waiver. Failure of ADI or the Company to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

17. Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

18. Applicable Law. This Agreement shall be construed in accordance with the laws of the state of Colorado, without giving effect to principles of conflicts of law.

19. Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by ADI.


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     IN WITNESS WHEREOF, ADI's and Broker/Dealer's authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement's terms and conditions.

ACCEPTED AND AGREED:

BROKER/DEALER:    <<Company>>

Signature:_____________________
Name:__________________________
Title:_________________________

Address:  <<Address_1>>
         <<City>>, <<State>> <<Postal_Code>>

NSCC Dealer # _______________________     Fax Number:_________________________

NSCC Dealer Alpha Code ______________     Date:_______________________________

NSCC Clearing________________________     Primary Contact:____________________

Phone Number:________________________




ALPS DISTRIBUTORS, INC.

By: ___________________________
    Name:
    Title:
    Effective Date: